UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021

TELIGENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (856) 697-1441

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	TLGT	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2021, Teligent, Inc. (the “Company”) announced the appointment of Ernest R. De Paolantonio as Chief Financial Officer of the Company, to be effective immediately.

Mr. De Paolantonio, age 67, has over 40 years of varied financial and business experience in the pharmaceutical industry. Most recently, Mr.  Paolantonio served as Chief Financial Officer of Fortovia Therapeutics Inc., a privately held healthcare company providing support to cancer patients and their families. Prior to his position at Fortovia, Mr. De Paolantonio served as Chief Financial Officer, Secretary and Treasurer at BioDelivery Sciences International, Inc., a publicly-held specialty pharmaceutical company from 2013 to 2019. Prior to Mr. De Paolantonio’s position with BioDelivery Sciences, he served as the Chief Financial Officer of CorePharma LLC, a private specialty generic company, and held finance and controllers’ positions in roles of increasing responsibility at Colombia Laboratories. Mr. De Paolantonio received his Bachelor of Arts Degree from Lycoming College; his MBA in Finance at Saint Joseph’s University and is a licensed CPA.

The Company has entered into an employment agreement with Mr. De Paolantonio, effective April 15, 2021 (the “Employment Agreement”) in connection with his appointment as Chief Financial Officer. Pursuant to the terms of the Employment Agreement, Mr. De Paolantonio is employed at will, and either the Company or Mr. De Paolantonio may terminate the employment relationship for any reason, at any time. The Employment Agreement provides that Mr. De Paolantonio is entitled to a $335,000 annual base salary, subject to annual review by the Company. Following the end of each calendar year, Mr. De Paolantonio is eligible to receive an annual bonus calculated at 40% of his annual base salary. Mr. De Paolantonio’s target bonus percentage for the 2021 calendar year will be prorated. The Employment Agreement also includes the award of a one-time grant of (i) 195,000 restricted stock units (the “RSU Award”); and (ii) options to purchase 240,000 shares of Common Stock, with an exercise price equal to the fair market value of Teligent’s common stock on the effective date (the “Effective Date”) of Mr. De Paolantonio’s employment (the “Option”), with such grants intended to qualify as “inducement grants” under the rules of the Nasdaq Stock Market (the RSU Award and the Option collectively referred to as the “Awards”). The RSU Award will vest in four equal installments on each yearly anniversary of the Effective Date . The Option will vest on the third anniversary of the Effective Date based on the pro-rata achievement of certain performance milestones by the Company. The vesting of the Awards are subject to Mr. De Paolantonio’s continued employment and are subject to the terms and conditions of a restricted stock unit agreement and stock option agreement, respectively.

In the event that the Company terminates Mr. De Paolantonio’s employment without cause, Mr. De Paolantonio shall be entitled to (i) any unpaid base salary through the effective date of his termination, (ii) an amount per month equal to one-twelfth of Mr. De Paolantonio’s then adjusted base salary for a period of six months; (ii) any unpaid annual bonus from the prior fiscal year, (iv) an amount equal to Mr. De Paolantonio’s pro-rata portion of his annual bonus, (v) payment or reimbursement for COBRA premiums for six months and (vi) the vesting of a pro-rata portion of the equity awards granted to Mr. De Paolantonio equal to the quotient of the number of months between the Effective Date of the Employment Agreement and the date of termination divided by 36. In the event that Mr. De Paolantonio’s employment is terminated by the Company for cause or due to Mr. De Paolantonio’s death, disability or resignation, then the Company shall have no further obligation to Mr. De Paolantonio other than for any unpaid base salary through the date of termination. The Employment Agreement also contains certain standard provisions regarding confidentiality, assignment of intellectual property and non-solicitation.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Mr. De Paolantonio has no family relationships with any of the executive officers or directors of the Company. Except for the Employment Agreement, there are no arrangements or understandings between Mr. De Paolantonio and any other person pursuant to which he was elected as an officer of the Company. The Company is not aware of any transactions in which Mr. De Paolantonio has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Employment Agreement effective April 15, 2021 between the Company and Ernest R. De Paolantonio.
99.1	Press release date April 15, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TELIGENT, INC.

By:	/s/ Philip K. Yachmetz
	Name:	Philip K. Yachmetz
	Title:	Chief Legal Officer and Corporate Secretary

Date: April 15, 2021